                                                                     EXHIBIT 5.1

ATLAS PEARLMAN

TROP & BORKSON

P.A.
ATTORNEYS AT LAW
Jan Douglas Atlas        Joel D. Mayersohn         Of Counsel
Michael W. Baker         Matthew W. Miller         Jon A. Sale
Alan H. Baseman          William Nortman           Benedict P. Kuehne
Stephen W. Bazinsky      Brian A. Pearlman
Roxanne K. Beilly        Charles H. Pearlman
Elliot P. Borkson        Jonathan S. Robbins
Deborah Ann Byles        James M. Schneider
Robin Corwin Campbell    Wayne H. Schwartz         Director of
Rebecca G. DiStefano     Douglas Paul Solomon      Marketing and Development
Michael Greenwald        Samantha Nicole Tesser    Scott I. Cowan*
April I. Hale            Michelle I. Trop
Kip O. Lassner           Steven I. Weinberger
Eric Lee                 Kenneth P. Wurtenberger
Andrew Lockwood                                    *not licensed to practice law

                                                                     May 1, 2000

Axonyx Inc.
825 Third Avenue, 40th Floor
New York, NY 10022

Re:  Registration Statement on Form SB-2; Axonyx Inc.
     ("Axonyx"), 1,060,000 Shares of Common Stock

Gentlemen:

     This opinion is submitted pursuant to the applicable rules of the Securities and Exchange Commission with respect to the registration of Axonyx of 1,060,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), to be sold by the Selling Security Holders designated in the Registration Statement. The shares of Common Stock to be sold consist of up to 55,000 shares of Common Stock currently outstanding and up to 1,005,000 shares of Common Stock to be issued upon exercise of warrants.

     In our capacity as counsel to Axonyx, we have examined the original, certified, conformed, photostat or other copies of Axonyx' Certificate of Incorporation (as Amended), By-Laws, instruments, agreements, exhibits and corporate minutes provided to us by Axonyx. In all such examinations we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of Axonyx, we have necessarily assumed the correctness and completeness of the statements made or included therein by Axonyx, and we express no opinion thereon.

     Suite 1700, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301

     Based upon and in reliance of the foregoing, we are of the opinion that the outstanding shares of Common Stock are validly issued, fully paid and non-assessable, and the Common Stock to be issued upon the exercise of the warrants (assuming payment of the respective exercise prices therefor), when issued in accordance with terms of the warrants, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion in the Registration Statement on Form SB-2 to be filed with the Commission.

                                           Very truly yours,

                                           ATLAS PEARLMAN, P.A.

                                           /s/ Atlas Pearlman, P.A.
                                           ---------------------------------
JMS/bb




     Suite 1700, 350 East Las Olas Boulevard, Fort Lauderdale, Florida 33301